Berry Petroleum Company News Berry Petroleum Company 1999 Broadway, Suite 3700 Denver, CO 80202 303-999-4400
Contacts: David Wolf 303-999-4400 Todd Crabtree 866-472-8279

Berry Petroleum Announces Results for Second Quarter of 2009

Lowers Operating Costs and Adds Bolt-on Acquisitions

Denver -- (BUSINESS WIRE) – August 4, 2009 -- Berry Petroleum Company (NYSE:BRY) reported a second quarter loss of ($13.0 million), or ($0.28) per diluted share, for the three months ended June 30, 2009, compared to net income of $49.1 million, or $1.07 per diluted share in the second quarter of 2008, according to Robert F. Heinemann, president and chief executive officer. Discretionary cash flow for the second quarter totaled $55 million. (Discretionary cash flow is a non-GAAP measure; see reconciliation below.)

Items that affect the net loss for the quarter include a non-cash loss on hedges, the write-off of certain costs related to the Company’s credit facility and second lien term loan, the liability for a regulatory compliance matter, post closing adjustments on our DJ asset sale, and inventoried volumes from Poso Creek that will be sold in the second half of 2009. In total, for the second quarter of 2009, these items decreased net income by approximately $30.4 million, or $0.66 per diluted share for an adjusted second quarter net income of $17.4 million, or $0.38 per diluted share.

For the second quarters of 2009 and 2008, net production in BOE per day was as follows:

	Second Quarter Ended June 30
	2009 Production		2008 Production
Oil (Bbls)	19,907	68%	20,611	71%
Natural Gas (BOE)	9,363	32%	8,389	29%
Total BOE per day	29,270	100%	29,000	100%

DJ Basin Production (BOE/D)	-		3,269
Production – Continuing Operations (BOE/D)	29,270		25,731

Mr. Heinemann said, “We deployed resources during the second quarter to improve our balance sheet and position the company to take advantage of opportunities in the current commodity price environment. We issued $325 million of 10¼ % notes due 2014, and our liquidity today is over $400 million.  We expect to further improve our liquidity by approximately $60 million by the end of 2009 from excess cash flow.

During the quarter we invested $10 million in three acquisitions. We acquired the McKittrick 21Z property in California which has approximately 50 million barrels of oil in place and a pilot steam flood is planned for this property in late 2009.  This acquisition combined with our development of the diatomite and Ethel D brings our total oil under development in California to the 500 million barrel range.”  The company also made two opportunistic natural gas acquisitions during the quarter.  Additional deep rights on the E. Texas Darco property were acquired adding 13 additional Haynesville horizontal locations and the company increased its interest in its Piceance basin Garden Gulch property. These bolt-on acquisitions provide additional development opportunities near existing operations utilizing existing technical and operational resources.

Berry Petroleum Company - Second Quarter Ended June 30, 2009 Results

Three Months Results
Sales from oil and gas were $119 million in the second quarter of 2009 compared to $169 million in the same 2008 period due primarily to lower oil and natural gas prices. For the same period, operating costs were lower by $9.32 per BOE due to lower natural gas prices which reduces the cost of steam in California and the continued results of company-wide cost reduction initiatives.  General and administrative costs were higher than the second quarter of 2008 primarily due to a liability accrued for a penalty in a regulatory matter.  While the initial proposed penalty for this matter was substantial, the company believes its ultimate liability will not exceed $2.1 million.

Operational Update
Michael Duginski, executive vice president and chief operating officer stated, “We continue to focus on delivering cost reductions in all of our producing areas. Operating costs were lower in the second quarter of 2009 by 42% compared to the second quarter of 2008 due to the combination of our cost reduction efforts and lower natural gas prices.  Our 2009 capital program is proceeding as planned and results are in line with our expectations. N. Midway diatomite production averaged 2,930 BOE/D in the second quarter, up 72% from the comparable 2008 quarter, and is expected to average 3,000 BOE/D for 2009. We plan to drill two remaining vertical wells in East Texas and then drill our first horizontal Haynesville well in the Darco field in the second half of 2009.”

 Costs Per BOE and Updated 2009 Guidance
	Anticipated range
	Full-year 2009 per BOE	3 mo. ended 06/30/09	3 mo. ended 06/30/08
Operating costs-oil and gas production	$13.00 - 15.00	$13.03	$22.35
Production taxes	1.50 - 2.50	1.83	2.80
DD&A – oil and gas production (1)	13.00 - 14.00	12.89	11.06
G&A	4.25 - 4.75	4.94	4.67
Interest expense	4.00 - 4.75	3.97	1.52
Total	$35.75 - 41.00	$36.66	$42.40
(1) Full-year estimate includes both oil & gas and electricity

Explanation and Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	06/30/09	06/30/08	06/30/09	06/30/08
Net cash provided by operating activities	$51.1	$106.6	$59.2	$193.8
Add back: Net increase (decrease) in current assets	(5.0)	29.2	8.0	29.3
Add back: Net decrease (increase) in current liabilities	8.8	(35.8)	69.1	(26.0)
Discretionary cash flow	$54.9	$100.0	$136.3	$197.1

Berry Petroleum Company - Second Quarter Ended June 30, 2009 Results
Teleconference Call
An earnings conference call will be held Tuesday, August 4, 2009 at 1:30 p.m. Eastern Time (11:30 a.m. Mountain Time).   Dial 1-866-783-2141 to participate, using passcode 18607570.  International callers may dial 857-350-1600.  For a digital replay available until August 11, 2009 dial 1-888-286-8010 (passcode 16395344). Listen live or via replay on the web at http://www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com in the “Investor Center.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Utah, Colorado and Texas. The Company uses its web site as a channel of distribution of material company information.  Financial and other material information regarding the Company is routinely posted on and accessible at:
http://www.bry.com/index.php?page=investor

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "expected," "project," and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry's 2008 Form 10-K filed with the Securities and Exchange Commission on February 25, 2009 under the heading "Other Factors Affecting the Company's Business and Financial Results,” and updated in the Company’s Form 10-Q filings subsequent to that date.

Cautionary Note to U.S. Investors
The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "oil in place", that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Forms 10-K and 10-Q, File No. 1-9735, available from us at www.bry.com. You can also obtain these forms from the SEC by calling 1-800-SEC-0330.

Berry Petroleum Company - Second Quarter Ended June 30, 2009 Results

CONDENSED STATEMENTS OF INCOME (continuing operations)
(In thousands)
(unaudited)
	Three Months		Six Months
	06/30/09	06/30/08	06/30/09	06/30/08
Revenues
Sales of oil and gas	$118,793	$169,022	$246,662	$320,688
Sales of electricity	6,624	16,979	16,895	32,906
Gas marketing	4,848	11,531	12,429	14,762
Gain (loss) on commodity derivatives	(31,130)	(20)	6,034	(728)
Gain (loss) on sale of assets	-	414	-	414
Interest and other income, net	806	934	1,088	1,763
Total	99,941	198,860	283,108	369,805
Expenses
Operating costs – oil & gas	34,738	52,332	72,122	91,672
Operating costs – electricity	6,397	15,515	15,179	31,914
Production taxes	4,885	6,568	10,537	11,751
Depreciation, depletion & amortization - oil & gas	34,371	25,902	70,769	50,108
Depreciation, depletion & amortization - electricity	1,028	652	1,987	1,345
Gas marketing	4,232	11,071	11,516	14,053
General and administrative	13,164	10,929	26,457	22,061
Interest	10,589	3,552	20,639	6,879
Loss on extinguishment of debt	10,492	-	10,494	-
Dry hole, abandonment, impairment & exploration	17	3,180	140	5,908
Total	119,913	129,701	239,840	235,691

Income before income taxes	(19,972)	69,159	43,268	134,114
Provision for income taxes	(7,204)	25,447	14,258	50,866
Income from continuing operations	(12,768)	43,712	29,010	83,248
(Loss) income from discontinued operations, net	(212)	5,429	(6,991)	8,924

Net income	$(12,980)	$49,141	$22,019	$92,172

Basic net income from continuing operations per share	$(0.28)	$0.97	$0.63	$1.85
Basic net (loss) income from discontinued operations per common share	$-	$0.12	$(0.15)	$0.20
Basic net income per common share	$(0.28)	$1.09	$0.48	$2.05
Diluted net income from continuing operations per share	$(0.28)	$0.95	$0.63	$1.82
Diluted net (loss) income from discontinued operations per common share	$-	$0.12	$(0.15)	$0.19
Diluted net income per common share	$(0.28)	$1.07	$0.48	$2.01
Cash dividends per share	$0.075	$0.075	$0.15	$0.15

Berry Petroleum Company - Second Quarter Ended June 30, 2009 Results

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	06/30/09	12/31/08
Assets
Current assets	$112,878	$188,893
Property, buildings & equipment, net	2,096,966	2,254,425
Fair value of derivatives	3,614	79,696
Other assets	32,888	19,182
	$2,246,346	$2,542,196
Liabilities & Shareholders’ Equity
Current liabilities	$115,438	$260,438
Deferred taxes	243,537	270,323
Long-term debt	1,085,193	1,131,800
Other long-term liabilities	45,775	47,888
Fair value of derivatives	40,462	4,203
Shareholders’ equity	715,941	827,544
	$2,246,346	$2,542,196

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Six Months
	06/30/09	06/30/08
Cash flows from operating activities:
Net income	$22,019	$92,172
Depreciation, depletion & amortization (DD&A)	74,944	57,493
Loss on debt issuance costs	10,494	-
Dry hole & impairment	9,643	5,332
Commodity derivatives	8,287	494
Stock based compensation	4,980	4,412
Deferred income taxes	8,091	39,030
Gain on sale of asset	330	(414)
Other, net	(27,550)	11,637
Net changes in operating assets and liabilities	(52,058)	(16,342)

Net cash provided by operating activities	59,180	193,814

Net cash provided by (used in) investing activities	41,177	(237,617)
Net cash provided by (used in) financing activities	(100,361)	49,070

Net increase in cash and cash equivalents	(4)	5,267

Cash and cash equivalents at beginning of year	240	316

Cash and cash equivalents at end of period	$236	$5,583

Berry Petroleum Company - Second Quarter Ended June 30, 2009 Results

COMPARATIVE OPERATING STATISTICS
(Unaudited)
Three Months

	June 30, 2009%		June 30, 2008%		March 31, 2009%

Heavy Oil Production (Bbl/D)	16,822	57	16,888	58	16,436	50
Light Oil Production (Bbl/D)	3,085	11	3,723	13	3,066	9
Total Oil Production (Bbl/D)	19,907	68	20,611	71	19,502	59
Natural Gas Production (Mcf/D)	56,174	32	50,339	29	82,979	41
Total Production (BOE/D)	29,270	100	29,000	100	33,332	100

DJ Basin Production (BOE/D)	-		3,269		3,101
Production – Continuing Operations (BOE/D)	29,270		25,731		30,231

Oil and gas BOE for continuing operations:
Average sales price before hedging	$39.34		$96.55		$29.36
Average sales price after hedging	45.74		71.64		47.11

Oil, per Bbl, for continuing operations:
Average WTI price	$59.79		$123.80		$43.24
Price sensitive royalties	(2.08)		(5.92)		(1.02)
Quality differential and other	(7.86)		(11.52)		(9.53)
Crude oil hedges	8.91		(29.37)		23.79
Average oil sales price after hedging	$58.76		$76.99		$56.48

Natural gas price for continuing operations:
Average Henry Hub price per MMBtu	$3.51		$10.49		$4.90
Conversion to Mcf	0.18		0.53		0.25
Natural gas hedges	0.21		-		1.14
Location, quality differentials and other	(0.72)		(1.87)		(1.27)
Average gas sales price after hedging per Mcf	$3.18		$9.15		$5.02

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